EXHIBIT 99.1

PRESS RELEASE

                                                                                                       Contact:
                                                                                                     Trisha Tuntland
                                                                                                     Director of Investor Relations
                                                                                                    Cabot Microelectronics Corporation
                                                                                                        (630) 499-2600

CABOT MICROELECTRONICS CORPORATION
DECLARES QUARTERLY CASH DIVIDEND

AURORA, IL, June 6, 2016 – Cabot Microelectronics Corporation's Board of Directors has declared a quarterly cash dividend of $0.18 per share ($0.72 per share on an annualized basis) on the company's common stock.  The dividend will be payable on or about July 29, 2016 to shareholders of record at the close of business on June 23, 2016.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation (Nasdaq:  CCMP), headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,100 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2016 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2015, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.